AMENDMENT NO. 2

December 1, 2006

PRINCIPAL UNDERWRITER’S AGREEMENT

This Principal Underwriter’s Agreement dated April 1, 2002 (the “Agreement”) by and between Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”) and Clarendon Insurance Agency, Inc. (“Clarendon”) is hereby amended as follows:

Section V. of the Agreement is hereby deleted in its entirety and replaced with the following:

V. Expense Reimbursement

Sun Life (U.S.) shall reimburse Clarendon for expenses incurred by Clarendon as the principal underwriter of the Plans, including: (a) all necessary examination and registration fees and other expenses of any type incurred by Clarendon with respect to the registration with the NASD of individuals employed by or otherwise associated with Sun Life (U.S.); (b) all necessary training and continuing education expenses incurred by Clarendon with respect to NASD-registered individuals who are employed by or otherwise associated with Sun Life (U.S.); and (c) all filing fees incurred by Clarendon with respect to the filing with the NASD of sales and advertising material for the Plans.  Within thirty (30) days after the last day of each month, Clarendon intends to submit to Sun Life (U.S.) a detailed written statement of charges due from Sun Life (U.S.) to Clarendon in the preceding calendar month.  Clarendon reserves the right to provide statements on a less frequent basis, but in no event less than on a quarterly basis.  Each statement shall include charges not included in any previous statements, and any balance payable or to be refunded as shown in the statement shall be paid or refunded within thirty (30) days following receipt of the written statement by Sun Life (U.S.).

All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be executed by their respective officers duly authorized to do so, as of the date first above written.

Sun Life Assurance Company of Canada (U.S.)

Ronald H. Friesen                                                                           Michael K. Moran
Vice President and Chief Financial Officer                                                                                     Vice President, Chief Accounting
and Treasurer                                                                                     Officer and Controller

Clarendon Insurance Agency, Inc.

Nancy C. Atherton                                                                           Jane F. Jette
Assistant Vice President and Tax Officer                                                                                     Financial/Operations Principal and
Treasurer

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